Exhibit 99.1

Press Release Dated April 25, 2008, to be Released April 28, 2008

PHAZAR CORP ANNOUNCES CHANGE IN REPORTING CLASSIFICATION OF INVESTMENT IN AUCTION RATE SECURITIES

PHAZAR CORP, (Nasdaq: ANTP) announced today, it now will report its investment in approximately $2.65 million of “auction rate securities” as long term investment securities instead of as cash equivalents.

On November 15, 2007 and January 29, 2008, the Company purchased from UBS Securities LLC (“UBS”) and continues to hold “auction rate securities” in the aggregate principal amount of $2, 650,000 (the UBS auction rate securities”). An auction rate security typically refers to either municipal or corporate underlying debt securities which are purchased and sold at periodic “auctions” and generally pay interest to the holder at rates higher than money market accounts. The municipal or corporate debt securities underlying auction rate securities have generally long-term maturities, typically 30 years; however the “auctions” were held every 7, 28 or 35 days so that the holder of the auction rate security could liquidate his investment on any auction date, making the auction rate security the equivalent of cash.

In February 2008, most “auctions” of auction rate securities began to fail and they continue to fail. Because the “auctions” continue to fail, the Company’s UBS auction rate securities should not be considered the equivalent of cash. Until (if ever) the “auctions” resume, the Company will carry the $2,650,000 principal amount of its UBS auction rate securities as long term investment security and not the equivalent of cash.